Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-47815

PROSPECTUS

                                2,612,806 Shares
                     Health and Retirement Properties Trust
                      Common Shares of Beneficial Interest

                             ----------------------


         This Prospectus relates to the reoffer and resale by certain selling shareholders described herein (the "Selling Shareholders") of common shares of beneficial interest, par value $.01 per share ("Common Shares"), of Health and Retirement Properties Trust (the "Company"). The Company is a real estate investment trust ("REIT") which invests primarily in healthcare related real estate and in office buildings leased to various agencies of the United States government. The Common Shares offered hereby (the "Offered Shares") are being reoffered and resold for the account of the Selling Shareholders, and the Company will not receive any of the proceeds from such reoffering and resale.

         The Selling Shareholders have advised the Company that the resale of the Offered Shares may be effected from time to time in one or more transactions on the New York Stock Exchange (the "NYSE"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Offered Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Offered Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution".

         The Company will bear all expenses incurred by it in connection with the reoffering and resale of the Offered Shares, excluding any fees and disbursements of underwriters, brokers or dealers, underwriting discounts and commissions, broker or dealer discounts, concessions or commissions and certain expenses of the Selling Shareholders. The Company's estimated expenses aggregate $110,000, and the Selling Shareholders have advised the Company that their estimated expenses aggregate $5,000.

         The Common Shares are traded on the NYSE under the symbol "HRP." On May 6, 1998, the last sale price for the Common Shares on the NYSE was $20.125.



                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------



                   The date of this Prospectus is May 6, 1998.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Shares. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Offered Shares, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Shares are traded on the NYSE under the symbol "HRP," and similar information concerning the Company may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"),
(ii) the Company's Current Reports on Form 8-K dated February 11, 1998, February 12, 1998, February 17, 1998, February 18, 1998, February 19, 1998, February 27,
1998,  March 19, 1998,  March 24, 1998, March 30, 1998, April 10, 1998 and April
14, 1998; (iii) the combined financial statements of New Marriott MI, Inc. (to be renamed "Marriott International, Inc.") ("New Marriott"), Commission No. 1-13881, at and for the fiscal year ended January 2, 1998, as contained in New Marriott's Annual Report on Form 10-K for the year ended January 2, 1998, and
(iv) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated November 8, 1986, as amended by Form 8 dated July 30, 1991. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares and (ii) subsequent to the date of filing of the registration statement of which this Prospectus forms a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 400 Centre Street, Newton, Massachusetts 02158,
Attention: Investor Relations, telephone (617) 332-3990.

                                   THE COMPANY

         The Company is one of the largest publicly traded REITs in the United States with an equity market capitalization of approximately $2.0 billion at December 31, 1997. The Company has investments of approximately $2.2 billion in 217 properties located in 33 states and the District of Columbia. The Company principally invests in healthcare related real estate and office buildings leased to various agencies of the United States Government. In addition, 5% of the Company's assets, at cost, is an equity investment in Hospitality Properties Trust ("HPT"), a NYSE listed REIT formed by the Company which invests in hotels.

         The Company is organized as a Maryland real estate investment trust. The Company's principal place of business is 400 Centre Street, Newton, Massachusetts 02158 and its telephone number is (617) 332-3990.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Offered Shares by the Selling Shareholders. All proceeds will be received by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of April 29, 1998 with respect to the number of Common Shares beneficially owned by each Selling Shareholder prior to the offering and the maximum number of Common Shares being offered hereby. Because the Selling Shareholders may offer all, a portion or none of the Common Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Common Shares that will be held by each Selling Shareholder upon termination of the offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Common Shares offered by means of this Prospectus may be offered from time to time by the Selling Shareholders named in the following table:

                                                        Number of Common Shares               Maximum Number of
                                                    Beneficially Owned Prior to the          Common Shares Being
Name of Selling Shareholder                                    Offering                            Offered
-------------------------------------------------------------------------------------------------------------------
Government Property Investors, Inc.                            1,488,936                          1,236,937
("GPI") (1)(2)

The 1818 Fund II, L.P. ("The 1818 Fund")                       1,375,869                          1,375,869
(1)(3)

(1)      The 1818 Fund and Rosecliff Realty, L.P. ("RRLP"),  collectively, own substantially all of the outstanding capital stock of
         GPI. In addition, pursuant to GPI's Plan of Liquidation, designees of The 1818 Fund and RRLP are the liquidators of GPI. As a result,  in  addition to the Common  Shares  owned by The 1818 Fund  directly,  The 1818 Fund may be deemed to have joint voting and investment power with RRLP with respect to the Common Shares owned by GPI.

(2)      RRLP is a Delaware limited partnership controlled by its general partner,  Rosecliff-GovProp  Holdings, Inc., which is 100%
         owned by Peter T. Joseph. Accordingly, Mr. Joseph may be deemed to beneficially own the Common Shares beneficially owned by
         RRLP.

(3)      The 1818 Fund is a Delaware  limited  partnership.  The general  and  managing  partner of The 1818 Fund is Brown  Brothers
         Harriman & Co., a New York  partnership,  which has  designated  its partners T. Michael Long and Lawrence C. Tucker as the sole and exclusive partners having voting power and investment power with respect to the Common Shares that are held by The
         1818 Fund.

                                                        4

                                   THE MERGER

         The Merger and the Merger Agreement. The Offered Shares were originally issued by the Company to GPI in a private placement pursuant to an Agreement of Merger (as amended, the "Merger Agreement"), between the Company and GPI. The Merger Agreement provided for the merger (the "Merger") of Government Property Holdings Trust (together with its subsidiaries, except where the context otherwise requires, "GPH"), a Maryland real estate investment trust which was a wholly owned subsidiary of GPI, with and into a wholly owned subsidiary of the Company ("HRP Merger Sub"). As a result of the Merger, all of the outstanding shares of GPH converted into the right to receive the merger consideration described below.

         Through the Merger and pursuant to provisions of the Merger Agreement contemplating additional acquisitions by the Company, the Company acquired or agreed to acquire up to 30 office buildings containing approximately 3.4 million square feet, substantially all of which is leased to various agencies of the United States government. As of December 31, 1997, the Company had acquired 29 properties (containing approximately 3.3 million square feet), one of which is under construction, and elected not to acquire one property. Subsequent to December 31, 1997, one of the 29 properties was sold.

         The consideration to be paid under the Merger Agreement was payable in two portions, the "First Closing Consideration" and the "Second Closing Consideration." The First Closing Consideration was payable in approximately 4.2 million Common Shares, subject to adjustment as provided in the Merger Agreement, issuable in part on the date of the Merger and in part on subsequent closing dates in respect of properties which GPH had a right to acquire or was developing at the time of the Merger; the assumption by the Company through subsidiaries of approximately $28 million of debt secured by mortgages on four acquired properties and by the net cash payment of approximately $335 million to retire other debt and pay certain obligations of GPI and its subsidiaries assumed by the Company's subsidiaries at the time of the Merger.

         Through March 1, 1998, the Company has issued an aggregate of 4,019,429 Common Shares as part of the First Closing Consideration. The Merger occurred on March 25, 1997 (the "First Closing Date"), at which time the Company issued to GPI 3,862,716 Common Shares. GPI transferred a portion of such Common Shares to GovProp Sub-Debt Partners, L.P. and The 1818 Fund in repayment of certain indebtedness owed to them by GPI. Subsequent closings occurred in respect of three properties in respect of which the Company issued to GPI an aggregate of 156,713 Common Shares. Pursuant to the arrangements discussed more fully below under "The Merger -- Registration Rights Agreement," the Company previously registered for resale an aggregate of 3,985,028 of such Common Shares, and the holders thereof have advised the Company that, through March 1, 1998, such holders had disposed of an aggregate of 1,406,623 Common Shares pursuant to such registered resale. The remaining 2,612,806 Common Shares issued on the First Closing Date and such subsequent closing dates constitute the Offered Shares.

         In addition to the First Closing Consideration, the Company has agreed to pay the Second Closing Consideration in an amount equal to the greater of $8 million or 3% of the aggregate cost of certain additional properties acquired by the Company from GPI as described in the Merger Agreement prior to the first anniversary of the First Closing Date (the "Second Closing Date") by the issuance of Common Shares valued at the arithmetic average of the closing sales prices for the Common Shares as reported by the NYSE for the 20 trading days immediately prior to the Second Closing Date.

         The Second Closing Consideration payable in Common Shares is to be adjusted (i) if the amounts paid to GPI or its successor pursuant to the Service Contract (as hereafter defined) (the "Service Contract Payment") are less than the amounts actually paid by GPI or its successor for office expenses, salaries and other operating expenses through July 31, 1997, by the addition of an amount of up to the difference between such amounts, provided that such amount shall not exceed the difference between $974,935 and the Service Contract Payment;
(ii) if the aggregate amount funded or anticipated to be funded by the Company subsequent to the consummation of the Merger to complete one of the GPI properties located in Golden, Colorado (including interest thereon) exceeds
$9,046,823, by the deduction of one-half of such excess; and (iii) if the aggregate amount funded or anticipated to be funded by the Company subsequent to the consummation of the Merger to complete one of the GPI properties located in San

Diego, California (including interest thereon) exceeds $1,063,264, by the deduction of one-half of such excess. The Company has issued to GPI 251,999 Common Shares in respect of the Second Closing Consideration. Additional Common Shares may be payable in respect of the Second Closing Consideration, the amount of which is still being determined.

         A copy of the Merger Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The description of the Merger set forth herein describes certain provisions of the Merger Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Merger Agreement, including the definition of certain terms therein.

         Pursuant to the Merger Agreement, the agreements described below (the "Additional Agreements") were also entered into by certain parties to the Merger Agreement and others. A copy of the form of each Additional Agreement and each of certain other related agreements is filed as a schedule to the Merger Agreement. The descriptions of the Additional Agreements describe the material provisions of each of the Additional Agreements, but do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of each of the Additional Agreements, including the definition of certain terms therein.

         Registration Rights Agreement. Pursuant to an investment and registration rights agreement between the Company and GPI (the "Registration Rights Agreement"), the Company agreed to file with the Securities and Exchange Commission a registration statement relating to the offer and sale of Common Shares delivered on the First Closing Date to GPI pursuant to the Merger
Agreement by the holders thereof. The Company has also agreed to amend such registration statement from time to time to include additional Common Shares delivered after the First Closing Date to GPI and its successors pursuant to the Merger Agreement. The Company is required to use its best efforts to have such registration statement declared effective as soon as reasonably practicable after filing and to maintain the continuous effectiveness of such registration statement for three years from the First Closing Date or such shorter period as will terminate when all such Common Shares have been sold. The Company has filed the registration statement of which this Prospectus forms a part pursuant to the Registration Rights Agreement. The Registration Rights Agreement provides for suspension periods when the registration statement is not effective and for block out periods in connection with other offerings of the securities of the Company, each on customary terms and conditions. The Registration Rights Agreement also provides certain cross-indemnities between the Company and sellers of the Common Shares subject to the Registration Rights Agreement. Such indemnities may be unenforceable, in whole or in part, under federal or state securities laws or certain public policies.

         Indemnification Agreement. Pursuant to an indemnification agreement between the Company and GPI (the "Indemnification Agreement"), GPI will indemnify the Company and other related parties for certain losses arising out of any breach of any warranty or representation made by GPI in the Merger Agreement, the Registration Rights Agreement or the Indemnification Agreement; provided that, any claim for indemnification must be made by December 31, 1997. The Indemnification Agreement provides that GPI shall be liable only for losses in excess of $1,500,000 in the aggregate (except for certain losses related to the property located in College Park, Maryland) and that GPI shall have no liability for losses in excess of the Second Closing Consideration.

         Voting Agreement. At the time of the Merger, the Company and The 1818 Fund and RRLP (the "Principal Stockholders") entered into the voting agreement (the "Voting Agreement"), pursuant to which each Principal Stockholder agreed that it will not, until the occurrence of a Change in Management (as defined in the Voting Agreement) or until such Principal Stockholder, with its affiliates, owns less than 25% of the aggregate Common Shares issued pursuant to the Merger Agreement, unless otherwise approved by the Board of Trustees of the Company,
(i) transfer any Common Shares held by Principal Stockholder to any person who, to the Principal Stockholders' knowledge, holds directly, or is an affiliate of a person who holds, 5% or more of the aggregate Common Shares at the time outstanding; (ii) make directly or indirectly or participate in an unsolicited offer to purchase any Common Shares; (iii) vote (or direct to be voted) any Common Shares or any other shares of equity interest in the Company as to which either has direct or indirect voting power or control in favor of any transaction that could result in a Change of Control (as defined in the Voting Agreement) of the Company; or (iv) present any shareholder proposal dealing with a Change of Control of the Company.

         Information Access Agreement. At the time of the Merger, the Company and the Principal Stockholders entered into an information access agreement pursuant to which the Company agreed upon request to permit the Principal Stockholders to inspect the Company's properties, provide certain financial information, make certain of the Company's officers available for consultation and inform the Principal Stockholders of significant corporate actions. Each Principal Stockholder has agreed to hold all such information in confidence. Such information access agreement will terminate on the third anniversary of the First Closing Date.

         Service Contract. At the time of the Merger, GPI and M&P Partners Limited Partnership ("M&P"), an affiliate of HRPT Advisors, Inc. ("Advisors"), the Company's investment advisor at the time of the Merger, which is owned by Advisors and Messrs. Gerard M. Martin and Barry M. Portnoy, the Managing
Trustees of the Company, entered into a service contract (the "Service Contract"), pursuant to which certain employees of GPI provide administrative and support services to HRP Merger Sub until July 31, 1997. HRP Merger Sub was required to reimburse GPI for such employees' compensation and for rent payments for GPI's office space in Washington, D.C. until July 31, 1997 in an amount not to exceed $700,000.

                              DESCRIPTION OF SHARES

         The Declaration of Trust ("Declaration") authorizes the Company to issue an aggregate of 175,000,000 shares of beneficial interest in the Company ("Shares"), including (i) 125,000,000 Common Shares, par value $.01 per share, and (ii) 50,000,000 Preferred Shares, par value $.01 per share ("Preferred Shares"). The Declaration permits the Company's Board of Trustees (the "Trustees") to amend the Declaration to increase or decrease the authorized shares of beneficial interest of the Company without the requirement of shareholder approval.

         The Declaration authorizes the Trustees, without shareholder approval, from time to time to divide the Preferred Shares into classes or series and to set (or change, if the class or series has been previously established) the par value, if any, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such Preferred Shares as are not prohibited by the Declaration or applicable law. In connection with the adoption of the Company's shareholders rights plan (see "Redemption; Business Combinations and Control Share Acquisitions -- Rights Plan," below), the Trustees established an authorized but unissued class of 1,250,000 Preferred Shares, par value $.01 per share (the "Junior Participating Preferred Shares"), described more fully below, and as of April 29, 1998 no other class or series of Preferred Shares had been established.

         As of April 29, 1998 there were 106,521,956 Shares outstanding, all of which were Common Shares. The Company also had outstanding as of such date approximately $205.0 million aggregate principal amount convertible subordinated debentures of various series, all of which are convertible into Common Shares at an exercise price equal on such date to $18 per share.

         The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the Declaration. Capitalized terms not defined herein are as defined in the Declaration.

         Except as otherwise determined by the Trustees with respect to any class or series of Preferred Shares, all Shares: (i) will participate equally in dividends payable to shareholders when, as and if declared by the Trustees and ratably in net assets available for distribution to shareholders on liquidation or dissolution; (ii) will have one vote per share on all matters submitted to a vote of the shareholders, (iii) will not have cumulative voting rights in the election of Trustees; and (iv) will have no preference, conversion, exchange, sinking fund, redemption rights or preemptive or similar rights.

         Upon issuance in accordance with the Declaration and applicable law, the Offered Shares will be fully paid and nonassessable. The holders of Shares do not have preemptive rights with respect to the issuance of additional Shares or other securities of the Company.

         The authorized but unissued Shares will be available for issuance from time to time by the Company at the sole discretion of its Board of Trustees for any proper trust purpose, which could include raising capital, providing compensation or benefits to employees and others, paying stock dividends or acquiring companies, businesses or properties. The issuance of such unissued Shares could have the effect of diluting the earnings per share and book value per share of currently outstanding Shares.

         In connection with the adoption of the Company's shareholders rights plan, the Trustees established an authorized but unissued class of 1,250,000 Junior Participating Preferred Shares. See "Redemption; Business Combinations and Control Share Acquisitions" below. Certain powers, preferences and rights and certain qualifications, limitations and restrictions of the Junior
Participating Preferred Shares, when and if issued, are as follows. The statements below with respect to the Junior Participating Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration (including the applicable articles supplementary) and By-Laws.

         The holder of each Junior Participating Preferred Share is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the Common Shares. Dividends on the Junior Participating Preferred Shares are cumulative. Whenever dividends on the Junior Participating Preferred Shares are in arrears, the Company, among other things, is prohibited from declaring or paying dividends, making other distributions on, or redeeming or repurchasing Common Shares or other Shares ranking junior to the Junior Participating Preferred Shares, and upon failure of the Company to pay such dividends for six quarters, the holders of the Junior Participating Preferred Shares will be entitled to elect two Trustees. The holder of each Junior Participating Preferred Share is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in the Declaration or by law) together with holders of Common Shares as one class. Upon liquidation, dissolution or winding up of the Company, the holders of Junior Participating Preferred Shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends and distributions thereon (the "Liquidation Preference"), prior to payment of any distribution in respect of the Common Shares or any other Shares ranking junior to the Junior Participating Preferred Shares. Following payment of the Liquidation Preference, the holders of Junior Participating Preferred Shares are not entitled to further distributions until the holders of Common Shares shall have received an amount per share (the "Common Share Adjustment") equal to the Liquidation Preference divided by 100 (adjusted to reflect events such as stock splits, stock dividends and recapitalizations affected the Common Shares) (the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Share Adjustment, holders of Junior Participating Preferred Shares are entitled to participate proportionately on a per share basis with holders of Common Shares in the distribution of the remaining assets to be distributed in respect of Shares in the ratio of the Adjustment Number to one, respectively. The powers, preferences and rights of the Junior Participating Preferred Shares are subject to the superior powers, preferences and rights of any senior series or class of Preferred Shares which the Trustees shall, from time to time, authorize and issue.

         For  certain  other  information  with  respect  to  the  Shares,   see
"Limitation of Liability; Shareholder Liability" and "Redemption; Business Combinations and Control Share Acquisitions" below.

                 LIMITATION OF LIABILITY; SHAREHOLDER LIABILITY

         Maryland law permits a REIT to provide, and the Declaration provides, that no trustee, officer, shareholder, employee or agent of the Company shall be held to any personal liability, jointly or severally, for any obligation of or claim against the Company, and that, as far as practicable, each written agreement of the Company is to contain a provision to that effect. Despite these facts, counsel has advised the Company that in some jurisdictions the possibility exists that shareholders of a non-corporate entity such as the Company may be held liable for acts or obligations of the Company. Counsel has advised the Company that the State of Texas may not give effect to the limitation of shareholder liability afforded by Maryland law, but that Texas law would likely recognize contractual limitations of liability such as those discussed above. The Company intends to conduct its business in a manner designed to minimize potential shareholder liability by, among other things, inserting appropriate provisions in written agreements of the Company; however, no assurance can be given that shareholders can avoid liability in all instances in all jurisdictions.

         The Declaration provides that, upon payment by a shareholder of any such liability, the shareholder will be entitled to indemnification by the Company. There can be no assurance that, at the time any such liability arises, there will be assets of the Company sufficient to satisfy the Company's indemnification obligation. The Trustees intend to conduct the operations of the Company, with the advice of counsel, in such a way as to minimize or avoid, as far as practicable, the ultimate liability of the shareholders of the Company. The Trustees do not intend to provide insurance covering such risks to the shareholders.

        REDEMPTION; BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

Redemption and Business Combinations

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of such year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. In order to meet these and other requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of Shares to maintain or bring the ownership of the Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of shares representing more than 8.5% in value of the total Shares outstanding (the "Excess Shares") has or may become concentrated in the hands of one beneficial owner, other than Excepted Persons, as defined in the Declaration, the Trustees shall have the power (i) to purchase from any shareholder of the Company such Excess Shares, and (ii) to refuse to transfer or issue Shares to any person whose acquisition of such Shares would, in the opinion of the Trustees, result in the direct or indirect beneficial ownership by any person of Shares representing more than 8.5% in value of the outstanding Shares. Any transfer of Shares, options, or other securities convertible into Shares that would create a beneficial owner (other than any of the Excepted Persons) of Shares representing more than 8.5% in value of the total Shares outstanding shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest therein. Further the Declaration provides that transfers or purported acquisitions, directly, indirectly or by attribution, of Shares, or securities convertible into Shares, that could result in disqualification of the Company as a REIT are null and void and permits the Trustees to repurchase Shares or other securities to the extent necessary to maintain the Company's status as a REIT. The purchase price for any Shares so purchased shall be determined by the price of the Shares on the principal exchange on which they are then traded, or if no such price is available, then the purchase price shall be equal to the net asset value of such Shares as determined by the Trustees in accordance with applicable law. From and after the date fixed for purchase by the Trustees, and so long as payment of the purchase price for the Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Shares so called for purchase shall cease to be entitled to distributions, voting rights and any and all other benefits with respect to such Shares, except the right to payment of the purchase price for the Shares.

         The Declaration also requires that Business Combinations, as defined in the Declaration, between the Company and a beneficial holder of 10% or more of the outstanding Shares (a "Related Person") be approved by the affirmative vote of the holders of at least 75% of the Shares unless (1) the Trustees by unanimous vote or written consent shall have expressly approved in advance the acquisition of the outstanding Shares that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or (2) the Business Combination is solely between the Company and a 100% owned affiliate of the Company. As permitted by law, the Company has elected to be governed by such provisions rather than the provisions of Subtitle 6 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland regarding business combinations.

         Under the Declaration the number of trustees may be fixed from time to time by two-thirds of the Trustees or by an amendment of the Declaration by the shareholders of the Company, with a minimum of three and a maximum of 12 trustees, a majority of whom must be Independent Trustees, as defined in the Declaration. The Declaration fixes the current number of trustees of the Company at five and divides the Trustees into three groups. Trustees in each group are elected to three-year terms. As the trustees' terms expire, replacements are elected by a majority of the outstanding Shares. The classified nature of the Trustees may make it more difficult for the shareholders to remove the management of the Company than if all trustees were elected on an annual basis. Vacancies may be filled by a majority of the remaining trustees, except that a vacancy among the Independent Trustees must be filled by a majority of the remaining Independent Trustees or by majority vote of the Company's shareholders. Any trustee may be removed for cause by all the remaining trustees, or without cause by vote of two-thirds of the Shares then outstanding and entitled to vote thereon.

         The provisions regarding business combinations and the classified nature of the Trustees and certain other matters may not be repealed or amended without the affirmative vote of at least 75% of the shareholders of the Company, provided that the Trustees, by two-thirds vote, may, without the approval or consent of the shareholders, adopt any amendment that they in good faith determine to be necessary to permit the Company to qualify as a REIT under the Code.

         The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interests or pursuant to which they might receive a substantial premium for their Shares. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price. However, the Trustees believe that inclusion of the business combination provisions in the Declaration may help assure fair treatment of shareholders and preserve the assets of the Company.

Control Share Acquisition

         Maryland law provides for a limitation of voting rights in a "control share acquisition." The Maryland statute defines a control share acquisition at the 20%, 33 1/3% and 50% acquisition levels, and requires a two-thirds vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The statute would require the target company to hold a special meeting at the request of an actual or proposed control share acquiror subject to compliance with certain conditions by such acquiror. In addition, unless the charter, declaration of trust or By-Laws provide otherwise, the statute gives the Company, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter, declaration of trust or By-Laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction. An acquisition of shares may be exempted from the control share statute provided that a charter, declaration of trust or By-Law provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the Declaration or By-Laws of the Company.

Rights Plan

         In October 1994 the Trustees adopted a shareholder rights plan (the "Rights Plan"). The Rights Plan provides for the distribution of one Junior Participating Preferred Share purchase right (a "Right") for each Common Share. Each Right entitles the holder to buy 1/100th of a Junior Participating Preferred Share (or, in certain circumstances, to receive cash, property, Common Shares or other securities of the Company) at an exercise price of $50 per 1/100th of a Junior Participating Preferred Share. Certain powers, preferences and rights and certain qualifications, limitations and restrictions of the Junior Participating Preferred Shares are summarized above under "Description of Shares."

         Initially, the Rights are attached to certificates representing Common Shares. The Rights will separate from such Common Shares and a "Distribution Date" will occur upon earlier of (1) 10 business days (or such later date as the Trustees may determine before a Distribution Date occurs) following a public announcement by the Company that a person or group affiliated or associated persons, with certain exceptions (an "Acquiring Person"), has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common

Shares (the date of such announcement being a "Share Acquisition Date") or (ii) 10 business days (or such later date as the Trustees may determine before a Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

         Until the Distribution Date, (i) the Rights will be evidenced by the certificates for Common Shares and will be transferred with and only with such Common Share certificates, (ii) Common Share certificates will contain a notation incorporating the rights agreement pursuant to which the Rights were issued (the "Rights Agreement") by reference and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 17, 2004, unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, has no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         In the event (a "Flip-In Event") a Person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding Common Shares at a price and on terms which a majority of the Company's Outside Trustees (as defined in the Rights Agreement) determines to be fair to and otherwise in the best interests of the Company and its shareholders (a "fair offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

         In the event (a "Flip-Over Event") that, at any time on or after the Share Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) and the Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction in which the Common Shares are changed or exchanged (other than certain mergers that follow a fair offer) or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

         The Purchase Price payable and the number of Junior Participating Preferred Shares (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the Junior Participating Preferred Shares,
(ii) if holders of the Junior Participating Preferred Shares are granted certain rights or warrants to subscribe for Junior Participating Preferred Shares or convertible securities at less than the Current Market Price of the Junior Participating Preferred Shares or (iii) upon the distribution to holders of the Junior Participating Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Shares upon the exercise of any Right, and in lieu thereof, a cash payment will be made.

         At any time until 10 business days following the Share Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, Common Shares or other consideration as the Trustees may determine. Immediately upon the effectiveness of the action of the Trustees ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

         The term of the Rights, other than key financial terms and the date on which the Rights expire, may be amended by the Trustees prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Trustees only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption is permitted to be made at such time as the Rights are not redeemable.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have provided the Company with the following information concerning the reoffer and resale of the Offered Shares. Sales of the Offered Shares by the Selling Shareholders may be made from time to time in one or more transactions, including block transactions, on the NYSE or any other exchange or quotation system on which the Offered Shares may be listed or quoted pursuant to and in accordance with the applicable rules of the exchanges, or in the over the counter market, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange may be engaged to act as an agent in the sale of Offered Shares by the Selling Shareholders.

         GPI, one of the Selling Shareholders, expects in the near future to, and may, from time to time, distribute all or a portion of its Offered Shares to its stockholders. At the time such a distribution is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the names and beneficial ownership of Common Shares of such GPI stockholders receiving Offered Shares as new Selling Shareholders hereunder.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Offered Shares may be deemed to be underwriters, and any profit on the sale of such Offered Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of Offered Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of Offered Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Company and the Selling Shareholders entered into the Registration Rights Agreement, pursuant to which the Company agreed to register the Offered Shares held by the Selling Shareholders and maintain an effective registration statement for a period of time after the registration statement is declared effective by the Commission. The Offered Shares registered hereunder are being registered pursuant to the Registration Rights Agreement. The Company agreed in the Registration Rights Agreement to bear all expenses incurred by it in connection with the reoffering and resale of the Offered Shares, excluding any fees and disbursements of underwriters, brokers or dealers, underwriting discounts and commissions, broker or dealer discounts, concessions or commissions and certain expenses of the Selling Shareholders. Under the Registration Rights Agreement, the Selling Shareholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act, and the Company will be indemnified by the Selling Shareholders against certain other civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Offered Shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Sullivan & Worcester LLP, will rely, as to all matters of Maryland law, upon one or more opinions of Piper & Marbury L.L.P., Baltimore, Maryland. Barry M. Portnoy, a retired partner of the firm of Sullivan & Worcester LLP, is a Managing Trustee of the Company and HPT, a director and 50% shareholder of Advisors and of REIT Management & Research, Inc. ("RMR"), the Company's investment advisor, and a director and/or significant shareholder of certain lessees and mortgagors of the Company. Sullivan & Worcester LLP represents Advisors, RMR, HPT, certain of such lessees and mortgagors and certain affiliates of each of the foregoing on various matters.

                                     EXPERTS

         The consolidated financial statements and financial statement schedules of the Company included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference which, as to the years 1997 and 1996, are based in part on the report of Arthur Andersen LLP, independent public accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The audited statement of revenues and certain expenses for 1600 Market Street for the year ended December 31, 1997 included in the Company's Current Report on Form 8-K dated March 30, 1998 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of New Marriott MI, Inc. (to be renamed "Marriott International, Inc.") incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS INCORPORATES FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

                                -----------------

THE AMENDED AND RESTATED DECLARATION OF TRUST OF THE COMPANY, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HEALTH AND RETIREMENT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL

LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Introduction to Unaudited Pro Forma Consolidated Financial Statements......F-2

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997.....F-3

Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1997...............................................F-4

Notes to Unaudited Pro Forma Consolidated Financial Statements.............F-5

                     HEALTH AND RETIREMENT PROPERTIES TRUST

              Unaudited Pro Forma Consolidated Financial Statements

         The following unaudited pro forma consolidated balance sheet as of December 31, 1997 and the consolidated statement of income for the year ended December 31, 1997, present the consolidated financial position and the results of operations of Health and Retirement Properties Trust and consolidated subsidiaries (the "Company") as if the transactions described in the notes to unaudited pro forma consolidated financial statements were consummated on January 1, 1997. Additional information with respect to certain of such transactions is provided in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (and in materials incorporated by reference therein), which is incorporated by reference into this Prospectus. These unaudited pro forma consolidated financial statements should be read in connection with, and are qualified in their entirety by reference to, the separate consolidated financial statements of the Company for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated February 27, 1998, which is incorporated by reference into this Prospectus. These unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position and the expected results of operations of the Company for any future period. Differences could result from, among other considerations, future changes in the Company's portfolio of investments, changes in interest rates, changes in the capital structure of the Company, delays in the acquisition of certain properties and changes in property level operating expenses.


Health and Retirement Properties Trust
Pro Forma Consolidated Balance Sheet
December 31, 1997
(dollars in thousands)
(unaudited)


                                                                                                   Recent
                                                  Historical       1600 Market Street (A)      Acquisitions (B)       Pro Forma
                                                --------------     ----------------------      ----------------     -------------
                                ASSETS
Real estate properties, at cost                  $ 1,969,023           $   115,604                $   184,301         $ 2,268,928
Less accumulated depreciation                        111,669                  --                         --               111,669
                                                 -----------           -----------                -----------         -----------
                                                   1,857,354               115,604                    184,301           2,157,259

Real estate mortgages and notes, net                 104,288                  --                         --               104,288
Investment in Hospitality Properties Trust           111,134                  --                         --               111,134
Other assets                                          63,187                  (604)                   (59,301)              3,282
                                                 -----------           -----------                -----------         -----------
                                                 $ 2,135,963           $   115,000                $   125,000         $ 2,375,963
                                                 ===========           ===========                ===========         ===========


          LIABILITIES AND SHAREHOLDERS' EQUITY
Bank notes payable                               $   200,000           $   115,000                $   125,000         $   440,000
Senior notes payable, net                            349,900                  --                         --               349,900
Mortgage notes payable                                26,329                  --                         --                26,329
Convertible subordinated debentures                  211,650                  --                         --               211,650
Other liabilities                                     81,824                  --                                           81,824
Shareholders' equity                               1,266,260                  --                                        1,266,260
                                                 -----------           -----------                -----------         -----------
                                                 $ 2,135,963           $   115,000                $   125,000         $ 2,375,963
                                                 ===========           ===========                ===========         ===========

See accompanying notes to unaudited pro forma consolidated financial statements

Health and Retirement Properties Trust
Pro Forma Consolidated Statement of Income
Year Ended December 31, 1997
(amounts in thousands, except per share data)
(unaudited)

                                                                                      Second            Third
                                                                                      Quarter          Quarter           West
                                                                                    Acquisitions    Acquisitions         34th
                                           Historical     GPI(C)        CSMC(D)         (E)              (E)           Street (F)
                                          -----------  ----------     ----------    -----------     -------------     -----------

Revenues:
  Rental income                             $188,000    $ 11,959       $  6,831      $  2,948         $  3,179         $ 10,771
  Interest and other income                   20,863        (366)          --            --               --               --
                                            --------    --------       --------      --------         --------         --------
      Total revenues                         208,863      11,593          6,831         2,948            3,179           10,771
                                            --------    --------       --------      --------         --------         --------

Expenses:
  Operating expenses                          26,765       2,053          1,910          --                954            3,641
  Interest                                    36,766      (1,216)         3,232         1,087            1,463            2,876
  Depreciation and amortization               39,330       4,156          1,119           627              501            1,869
  General and administrative                  11,670       2,105            249           139              111              415
                                            --------    --------       --------      --------         --------         --------
      Total expenses                         114,531       7,098          6,510         1,853            3,029            8,801
                                            --------    --------       --------      --------         --------         --------

Income (loss) before equity in
  earnings of Hospitality
  Properties Trust and
  extraordinary item                          94,332       4,495            321         1,095              150            1,970
Equity in earnings of
  Hospitality Properties Trust                 8,590
Gain on equity transaction of
  Hospitality Properties Trust                 9,282        --                           --               --
                                            --------    --------       --------      --------         --------         --------

Net income (loss) before
  extraordinary item                        $112,204    $  4,495       $    321      $  1,095         $    150         $  1,970
                                            --------    --------       --------      --------         --------         --------

Weighted Average shares
  outstanding                                 92,168

Basic and diluted earnings per
  common share:
Net income before extraordinary
  item                                      $   1.22
                                                                           Fourth
                                                                           Quarter                            1600
                                           Franklin      Bridgepoint     Acquisitions        Recent          Market
                                           Plaza (G)      Square (H)         (E)         Acquisitions (I)   Street (J)   Pro Forma
                                           ----------   -------------  -------------    -----------------  -----------   ---------

Revenues:
  Rental income                             $  9,614      $  5,599       $  8,461          $ 23,145         $ 18,883      $289,390
  Interest and other income                     --            --             --                --               --          20,497
                                            --------      --------       --------          --------         --------      --------
      Total revenues                           9,614         5,599          8,461            23,145           18,883       309,887
                                            --------      --------       --------          --------         --------      --------

Expenses:
  Operating expenses                           4,904         2,162          2,634             4,715            7,659        57,397
  Interest                                     2,486         3,216          4,338             8,125            7,475        69,848
  Depreciation and amortization                1,334         1,175          1,269             4,147            2,601        58,128
  General and administrative                     296           262            283               922              578        17,030
                                            --------      --------       --------          --------         --------      --------
      Total expenses                           9,020         6,815          8,524            17,909           18,313       202,403
                                            --------      --------       --------          --------         --------      --------

Income (loss) before equity in
  earnings of Hospitality
  Properties Trust and
  extraordinary item                             594        (1,216)           (63)            5,236              570       107,484
Equity in earnings of
  Hospitality Properties Trust                                                                 --                --          8,590
Gain on equity transaction of
  Hospitality Properties Trust                                               --                --                --          9,282
                                            --------      --------       --------          --------         --------      --------
Net income (loss) before
  extraordinary item                        $    594      $ (1,216)      $    (63)         $  5,236         $    570      $125,356
                                            --------      --------       --------          --------         --------      --------
Weighted Average shares
  outstanding                                                                                                               98,838

Basic and diluted earnings per
  common share:
Net income before extraordinary
  item                                                                                                                     $  1.27

See accompanying notes to unaudited pro forma consolidated financial statements

         Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Consolidated Balance Sheet Adjustments at December 31, 1997.

A. Represents the Company's acquisition on March 30, 1998 of a commercial office property located at 1600 Market Street in Philadelphia, Pennsylvania ("1600 Market Street"). This acquisition was funded by drawing under the Company's existing revolving line of credit.

B. Represents the Company's acquisitions, during January 1998, February 1998, March 1998 and April 1998 of two medical office properties and three commercial office properties located in Pennsylvania, four commercial office properties located in Texas, a medical office property and a commercial office property located in Massachusetts, a commercial office property located in Maryland, one medical office property and two commercial office properties located in Minnesota and three medical office properties and a commercial office property located in Florida (collectively, "Recent Acquisitions"). The Recent Acquisitions were funded with available cash and by drawings under the Company's existing revolving line of credit.

Pro Forma Consolidated Statement of Income Adjustments for the Year Ended December 31, 1997.

C. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of the government office properties ("Government Office Properties") from Government Property Investors, Inc. ("GPI"). Also reflects the decrease in interest expense arising from the Company's issuance of its common shares of beneficial interest in a March 1997 offering, the proceeds of which were used in part to repay amounts then outstanding under the Company's revolving line of credit, net of an increase in interest expense related to the Company's assumption of certain debt in connection with the acquisition of the Government Office Properties.

D. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of two medical office properties and two parking structures located in Los Angeles, California ("CSMC"), as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund this acquisition.

E. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of a) a 200 unit retirement housing property located in Spokane, Washington and 20 medical office clinics and ancillary structures located in Massachusetts during the second quarter ("Second Quarter Acquisitions"), b) three medical and two commercial office buildings located in Pennsylvania during the third quarter ("Third Quarter Acquisitions") and c) a medical office property located in Colorado, a medical office property located in Maryland, a medical office property located in Rhode Island, three medical office properties located in California, and a medical office property located in Washington, D.C. during the fourth quarter ("Fourth Quarter Acquisitions"), as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund these acquisitions.

F. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of West 34th Street in New York City ("West 34th Street"), as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund the acquisition.

G. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of Franklin Plaza in Philadelphia, Pennsylvania ("Franklin Plaza"), as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund the acquisition.

H. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of Bridgepoint Square, Austin, Texas ("Bridgepoint Square"). Bridgepoint Square consists of five properties, of which one property was under construction at September 30, 1997 and one property was completed in July 1997. Also represents the increase in interest expense due to the use of the Company's revolving line of credit to fund the acquisition.

I. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's Recent Acquisitions as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund these acquisitions.

J. Represents the increase in rental income, operating expenses, depreciation and amortization and general and administrative expenses arising from the Company's acquisition of 1600 Market Street, as well as the increase in interest expense due to the use of the Company's revolving line of credit to fund the acquisition.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Shareholders. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Offered Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                Page
Available Information.......................     2
Incorporation of Certain Documents
   By Reference.............................     2
The Company.................................     4
Use of Proceeds.............................     4
Selling Shareholders........................     4
The Merger..................................     5
Description of Shares.......................     7
Limitation of Liability; Shareholders
   Liability................................     8
Redemption; Business Combinations
   and Control Share Acquisitions...........     9
Plan of Distribution........................    12
Legal Matters...............................    13
Experts.....................................    13
Forward Looking Statements..................    13
Index to Pro Forma Consolidated
   Financial Statements.....................   F-1



                                2,612,806 Shares

                              HEALTH AND RETIREMENT
                                PROPERTIES TRUST

                                Common Shares of
                               Beneficial Interest


                             -----------------------
                                   PROSPECTUS
                             -----------------------


                                   May 6, 1998